EXHIBIT 21.2

Subsidiaries of the Registrant

Citizens Financial Corporation and Subsidiaries

	Citizens Financial Corporation (Kentucky Corporation)

		100%

Citizens Security Life Insurance Company (Kentucky Corporation)			Corporate Realty Services, Inc. (Kentucky Corporation)	Citizens Security Benefit Services, Inc. (Kentucky Corporation)

100%	100%
Citizens Insurance Company (Kentucky Corporation)	United Liberty Life Insurance Company (Kentucky Corporation)